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ROVI CORPORATION

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On May 5, 2015, Rovi Corporation (the “Company”) posted a slide presentation entitled “Response to the ISS Recommendation” on the Company’s website (the “ISS Recommendation Response”). A copy of the ISS Recommendation Response is filed herewith as Exhibit 1.

Exhibit 1

ISS Recommendation Response

May 2015 Response to the ISS Recommendation Confidential NASDAQ: ROVI

Perspective on the ISS Recommendation
Rovi’s Board of Directors respectfully disagrees with the recommendation made by Institutional Shareholder
Services (ISS) in connection with Rovi’s 2015 Annual Meeting of Stockholders, to be held on May 13, 2015
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
We believe the analysis used is flawed, in large part because we do not believe it is appropriate to evaluate a company like Rovi – which has undergone broad repositioning over the past several years – as if it has been operating under ordinary circumstances
ISS is generalist by nature – we believe its analysis displays a serious lack of understanding of the highly complex nature of our business, the rapidly-evolving secular changes and challenges affecting our end markets, as well as our accomplishments through the transformation as a result
Rovi stockholders need to review the facts carefully because our investors face a fundamental decision with respect to the Company's strategic direction and the qualifications of our Board of Directors to lead the Company. That decision requires greater attention to detail than ISS has provided
Fundamentally, recommending new directors without any idea of what direction they will take the company is risky and irresponsible
Rovi’s additional responses to some of the specific findings made by ISS are included in this presentation

Lack of Strategic Plan
ISS View Rovi View
A dissident slate not seeking
majority control does not need
a plan
(p.14)
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
This is a dangerous and naive view that does not accurately reflect the true dynamics of a Board room that we strongly disagree with
Adding new directors with no plan while Rovi is in the midst of executing upon a strategic plan to deliver strong shareholder growth would be very disruptive during a crucial period of execution for the Company

Quality of Nominees
ISS View Rovi View
Rovi’s Board could benefit from
change and stockholder friendly
nominees
(p.19)
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
We agree that there is value in a slate of stockholder friendly nominees. However, we strongly believe that any slate of candidates should be compromised of stockholder friendly QUALIFIED nominees. As part of our search process with the assistance of a leading executive search firm, we are committed to adding a stockholder friendly QUALIFIED nominee to augment our Board
We have taken nearly a half dozen highly qualified board candidates suggested by existing stockholders and added them to our search process
We believe potential new directors should add value, as opposed to simply not doing harm. Rovi is a complex business at a critical time in its history, and the addition of an unqualified director would in fact be harmful
We believe Engaged Capital’s nominees are NOT qualified to serve our stockholders
Glenn Welling is a hedge fund manager with no known intellectual property (IP)
experience or demonstrated operational ability, much less in the technology field
David Lockwood’s qualifications are inferior and unneeded, as ISS and Glass Lewis have agreed
Raghavendra Rau and Engaged Capital’s other nominees have clear records of value destruction at other public companies, as you can see at
http://www.rovicorp.com/content/dam/rovicorp-
ancillary/dm3/corp/proxy_apr15/050415b.pdf

Capital Allocation
ISS View
Rovi’s growth products have
not demonstrated results
(p.17-18)
Rovi View
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
Arguments about Rovi’s purported lack of return on investment, including assertions that we continue to ask for more time without giving investors a good reason to provide that time, ignore the empirical reality that we are delivering new revenue today with a clear path to significant growth acceleration
We are perplexed by the observation that “it is possible to invest oneself into bankruptcy if the answer is always ‘the cycle is going to take longer’.” This concern does not apply to Rovi
In this public contest, there has been a lot of noise from Engaged Capital about our purported lack of return on investment in the form of revenue, including repeated assertions that we continue to ask for more time without giving our investors a good reason to provide that time
ISS ignores the specific¸ customer-validated traction we are seeing, both in new product uptake and our increasing ability to deliver multiple classes of product under a comprehensive platform. ISS ignores these points because it undercuts its conclusion
We have pointed to numerous, proven examples of our traction in core product areas and licensing – all of which Engaged Capital has ignored as if they simply did not exist.
Just some of these examples include our successes with Charter, Dish, Time Warner
Cable, and America Movil
With EBITDA margins of 40+%, there is no relevant discussion in this situation about
“investing oneself into bankruptcy”
These arguments – and almost all of those that address our levels of spend in the context of our growth – conveniently ignore the empirical reality that we are delivering new revenue today with a clear path to significant growth acceleration

Capital Allocation (continued)
Rovi has been unreceptive to
stockholder suggestions on
capital allocation strategy
(p.19)
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
To the extent that “change” in Rovi’s strategy is appropriate, Rovi’s Board and management have discussed Engaged Capital’s ideas with Engaged, thoughtfully considered them along with suggestions from other stockholders, and taken action with respect to the changes that we believe are in Rovi’s best interest
We would never seek to shut-out credible opinions about how we can improve our trajectory; however, we will continue to strongly resist any transfer of power from those who understand our markets and customers to those who simply do not
We welcome feedback from all of our stockholders, and have participated in what we believe has been constructive dialogue with Engaged from the onset. In fact, we’ve made changes to capital allocation, share buybacks and executive compensation following suggestions from our stockholders
Rovi View ISS View

Capital Allocation
ISS View
Rovi's product investments
have not yielded the desired
return for stockholders
(p.17)
Some of the failed projects may
be legacy issues from the prior
management team – but they
are the legacy of this same
board.
(p.17)
Rovi View
Source: FactSet.
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
1 High based on closing price as of 01/18/2011.
“3 of the 4” “failed projects“ ISS cites relate to the single Sonic acquisition failure.
Rovi’s Board has acknowledged that Sonic was a mistake and the Board has dramatically changed the company’s strategy, structure and product approach as a result
If it is appropriate to evaluate our Board on the basis of the Sonic period, equal weight must be given to the latter period reflecting the Board’s revised strategy our Board has implemented
It is common knowledge that acquisitions are difficult and very challenging. Holding a
Board of Directors to a zero defect policy, and recommending their replacement based on a single failed transaction, is insanity based on a complete void of understanding of the real-world risks in acquisitions and the challenges inherent in them. The Rovi
Board members that Engaged Capital seeks to replace (and that ISS has effectively recommended for the replacement of) are the same directors that saw the merits of combining Macrovision Corporation and Gemstar TV-Guide International in 2007.
Rovi’s stock moved from a low of $16.65 to a high of $68.85 following that transaction
1
ISS draws conclusions about Rovi’s performance based on calendar year time periods that disregard the substantial changes Rovi made to its capital allocation strategies following the Sonic acquisition.  The fact is that Rovi coming out of 2014 was a completely different company than the Rovi that entered 2010, 2011 or 2012

Operating Performance
ISS View
Rovi’s overall revenue and core
revenue growth have lagged
despite substantial investment
(p.17)
Rovi View
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
As many of our stockholders and Wall Street Analysts understand, we expect our Big 4 license renewals to be a significant driver of revenue growth, and they are all tied to renewal dates later this year and next
Product cycles in our industry are 18-24 months, and even longer when considering deployment to scale timelines
– As a result, it is patently unreasonable to rely upon the simplistic view that “despite the company’s heavy investments, the product segment has not seen the kind of ramp-up that shareholders may have expected”
Engaged Capital’s failure to understand our product cycle’s should be concerning to stockholders as it demonstrates a lack of understanding of the industry in which we operate. ISS should also be held to a higher standard of that understanding in their
“analysis”
Criticizing Rovi’s recent revenue growth disregards key aspects of our business
Our product revenues are an increasingly important piece of our business; with product revenues increasing to 51% of revenues in Q1’15 from 45% in 2013. This is clear evidence of our past investments in both IP and products producing results despite the decline in our analog business revenues from $129 million in 2010 to $30 million in
2014. Our product investment has supported core revenue that is up ~$100 million since 2010, to offset the decline from our analog business
Both the absolute revenue and share of revenue from our product business has been increasing, and its strong profitability provides incremental margin to our IP business
The significant synergies that exist between our product and licensing businesses that we have highlighted before, as well as the continued validation from marquee customers who utilize both our products and IP, we believe, contradicts the ISS assertion of a "failed" product investment strategy
Our product business is an increasingly important part of our connected platform

Operating Performance (continued)
ISS View
Rovi’s high margins are due to
its IP business
(p.15)
Rovi View
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
Rovi’s superior margin profile cannot be “explained away” by virtue of our IP business
Rather, Rovi’s margin outperformance was driven by:
Rovi’s margins are high even compared to pure IP companies, or companies for whom a vast majority of revenue is comprised by IP
Some of the benchmarking peers included pure IP companies, which have an average
CY2014 EBITDA margin of 40%, lower than Rovi’s 43% margin
Importantly, Rovi’s margin performance has exceeded that of these peers despite both
(i) our transformation and the reinvestment it has required, and (ii) the existence of our large and growing product business
Synergies among our various businesses that allow us to achieve revenue across various Rovi properties with the same dollar of spend
Continued reduction in our cost base, including rationalization of non-strategic assets, aligning our resources more carefully against our opportunities, and revised executive compensation practices

Operating Performance (continued)
ISS View
Rovi has experienced a high
degree of volatility in its
earnings
(p.16)
Rovi View
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
Rovi’s net income margin, on a non-GAAP basis, changed from 30% in 2012 to 31% in
2013 and 30% in 2014, all while the Company was investing in strategic growth areas.
These movements are NOT “remarkable volatility”
Companies like Rovi that serve highly fluid end-markets are less likely to exhibit highly consistent net income from one year to the next than companies in less dynamic sectors with established, long-term margin expansion structures and more end-market stability may be expected to have
Companies that have recently undergone (or that are in the midst of) a transformation on the scale of Rovi’s are, we believe, very unlikely to demonstrate linear net income performance.  Transformations are focused on repositioning for the longer-term rather than managing to immediate-term net income results
Our net income (excluding extraordinary items) has NOT displayed “remarkable volatility”
In 2014 our Non-GAAP profit margin was 30%, far above those of IP and DaaS peers of 19% and 2015 proxy peers of 9%
Since 2012, and despite the comprehensive rebuilding of the business, our cumulative net loss before extraordinary items was only $12.3 million or 0.8% of cumulative revenue over the same period

Operating Performance (continued)
ISS View Rovi View
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
The company underperformed
selected peers and the S&P 500
in ROA, ROE, revenue growth,
and earnings per share growth
measures
(p.15)
We have spent the last several years investing in strategic growth areas and preparing for our Big 4 licensing renewals which have required considerable effort
We expect the Big 4 renewals to contribute significantly – and positively – to all of these metrics
We believe it is inappropriate to focus on year-on-year EPS growth due to the outsized and misleading impact of “small numbers” on that calculation– and positively – to all of these metrics
The ISS analysis disregards our stated strategy of reinvestment for growth and results in a misleading view of Rovi’s performance
As a result of our investments, we have a clear line of sight to achieving sustainable, profitable growth provided that our strategy is not derailed by outsiders who have not owned our shares until recently

The “Big 4” Renewals
ISS View
Investors were “surprised” at
the success of the contract
renewal with Charter and this
signifies that investors are not
confident in Rovi’s ability to
renew the other “big” contracts
(p.18)
Rovi View
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
Rovi stock regularly moves upon perceived indicators with respect to our IP licensing business, and it was no surprise to us that investors would recognize the significance of an agreement with a sophisticated service provider validating the value of our IP and products
Simply, we view the 8.6% increase in our stock price on April 20 to be clear evidence that our stockholders have material upside potential before them if we continue to execute
This position is nonsensical. ISS “logic” would have you believe that any stock price increase on good news signifies lack of investor confidence in the future prior to the
increase, because the stock price prior to the increase is “depressed”.   As opposed
to investors seeing positive proof points of strategy and an increased valuation of the Company associated with those proof points.  We believe this is another example of ISS reaching a conclusion before writing their report, and then manufacturing reasons to support their conclusion.  DON’T VOTE BASED ON
THESE FLAWED CONCLUSIONS
We were perplexed that ISS would attribute our stock gain following the Charter announcement to “surprise” and believe this betrays a lack of understanding regarding our business

Corporate Governance
ISS View
Rovi adjusted its executive
compensation structure only
after facing proxy contests from
dissidents
(p.18-19)
Our historical executive compensation plan was designed to attract and retain talent during a critical time in our business’ transformation. We sought our stockholders’ input and made fundamental changes to our plan before Engaged
Capital’s campaign.
Rovi View
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
Our 2012 and 2013 compensation plans were designed to attract and retain talent during a period of transition for the Company, and thus our performance based awards lacked a long-term element
During 2013 and 2014 and before Engaged Capital’s
campaign,
we sought input
from our stockholders, including Engaged Capital, and made significant changes to our executive compensation plan. Now with our strategy set, we have introduced real long-term elements to our compensation plan. ln its report last year dated April 11,
2014, ISS noted: “The company demonstrated responsiveness by engaging with shareholders and making a number of changes to its compensation programs.”
Rovi proactively changed its peer group well before Engaged Capital launched this proxy fight
Notably, ISS supports our current say on pay proposal, citing the positive changes
Rovi has made in addressing concerns of stockholders and ISS in recent years, noting
“The company made a number of improvements to its pay program, including improving disclosure of performance-target setting, eliminating discretionary bonuses, making positive modifications to future performance awards, removing several outsized peers from its peer group and discontinuing benchmarking elements of pay above the market median. These actions mitigate several concerns raised by both the dissident and other shareholders.”
Overall Rovi has a shareholder friendly governance profile with low risk scores on
Board and Shareholder Rights under ISS’s Governance QuickScore

Total Stockholder Return (TSR)
ISS View
Rovi has underperformed its
selected peers and indexes for
3- and 5-year periods through
Mar. 11, 2015
(p.14)
Rovi View
Note: Page numbers under the ISS View column to refer to the ISS report published on Rovi Corporations on 4/28/15.
Market data as of 3/11/2015, consistent with ISS analysis.
Rovi’s peer groups include a broad variety of companies that face dramatically different circumstances from one another and from Rovi
The broad market averages relied on by ISS may be valuable in assessing large sets of data and industries, but they ignore unique characteristics of individual companies and can be particularly misleading for assessing the performance of a company like
Rovi that has undergone significant changes in a relatively short time period
These factors are especially true in the technology sector, an industry in which companies and public markets change rapidly and unpredictably, and companies’
financial profiles vary widely
Rovi’s Board has taken responsibility for the Sonic acquisition and readily acknowledges that the acquisition of Sonic Solutions was not a good deal for Rovi and the Board has subsequently rebuilt Rovi from the ground up
Peer group and market indices comparisons do not tell the whole story here
The calendar period do not account for the dramatic and decisive changes Rovi’s
Board and leadership have implemented
Since these changes were implemented beginning in July 2012, our stock price and trading multiple have improved markedly and well in excess of the indices and peer groups used by ISS. Specifically, Rovi’s Total Shareholder Return (TSR) has
outperformed peers and indices referenced by ISS by an average of 68%, while Rovi’s earnings multiple has expanded by nearly 200% more than that of the 2015 proxy peers as well as the IP and DaaS peers. ISS ignores those points because they undercut its conclusion
Wall Street analyst price targets, based upon our articulated strategy before
Engaged Capital began its
campaign,
validate a belief in further stock price
appreciation
These time periods present a distorted view in this case.  Investors should assess
Rovi’s performance following the implementation of the Company’s strategy shift